Exhibit 10.8
CHANGE IN CONTROL SEVERANCE AGREEMENT
               This agreement (the “Agreement”) is made as of the       day of      , 2009, by and between VERISK ANALYTICS, INC., a Delaware corporation (together with its successors and assigns, “Verisk” and, together with Verisk’s subsidiaries and affiliates and their successors and assigns, the “Company”) and [                    ] (the “Executive”).
               WHEREAS, the Executive is a senior executive of the Company, is employed by the Company and has made and is expected to make major contributions the profitability, growth and financial strength of the Company;
               WHEREAS, the Company desires to maintain a severance benefit for the Executive covering the period from the date of a Change in Control until the end of the twenty-four month period following the date of a Change in Control and, in certain cases prior to a Change in Control, to avoid the loss or the serious distraction of the Executive to the detriment of the Company and its stockholders prior to and during such period when the Executive’s undivided attention and commitment to the needs of the Company would be particularly important; and
               WHEREAS, the Executive desires to devote the Executive’s time and energy for the benefit of the Company and its stockholders and not to be distracted as a result of a Change in Control.
               NOW, THEREFORE, the parties agree as follows:
1.	Definitions.

1.1	Board. The term “Board” means the Board of Directors of Verisk.

1.2	Cause. The term “Cause” means the occurrence of any one or more of the following:
(a)	the Executive is convicted of (or pleas nolo contendere to) a felony involving moral turpitude;

(b)	the Executive’s willful and continued failure to substantially perform the Executive’s material duties for the Company after written notice from the Company;

(c)	the Executive engages in willful misconduct or gross neglect in the performance of the Executive’s duties, in either case resulting in material harm to the Company; or

(d)	the Executive willfully violates the written policies of the Company applicable to the Executive, resulting in material harm to the Company.
For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to be “willful” unless such act or omission was not in good faith and without a reasonable belief that the Executive’s action or omission was in the best interest of the

Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board at a meeting called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
Notwithstanding the foregoing, no event described hereunder shall constitute Cause if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Executive within ten (10) days after receipt of the Executive of written notice that such action constitutes Cause from the Company.
1.3	Change in Control. The term “Change in Control” means the occurrence of any one of the following events:
(a)	any “person”, as such term is used as of the Effective Date in Section 13(d) of the Securities Exchange Act of 1934, or group of persons (excluding persons that are Company benefit plans) becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of thirty percent (30%) or more of the Voting Securities of either Verisk or ISO (as defined below) (measured either by number of Voting Securities or by voting power);

(b)	a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of such Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(c)	the Board of either Verisk or ISO approves a plan of liquidation for such company; or

(d)	(x) either of Verisk or ISO combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of either of Verisk or ISO is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”) unless the holders of Voting Securities of such entity immediately prior such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of such entity immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of Voting Securities and by voting power) of (q) in the case of a combination in which such entity is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of such entity’s business and assets.
For the avoidance of doubt, an initial public offering of Verisk’s or ISO’s common stock shall not constitute a Change in Control.

1.4	Disability. The term “Disability” means the Executive is covered under the Company’s long-term disability program.

1.5	Effective Date. The term “Effective Date” means the date first written above.

1.6	Good Reason. The term “Good Reason” means, without the Executive’s express prior written consent, the occurrence of any one or more of the following:
(a)	a material adverse change in either the Executive’s duties and responsibilities (including removal from any position the Executive holds) or reporting relationship from those in effect immediately prior to Change in Control, provided that Verisk no longer being a public company will not in and of itself constitute a Good Reason event under this clause (a) as long as Verisk has an independent Board;

(b)	a material reduction by the Company of the Executive’s base salary in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all senior executives of the Company;

(c)	a material reduction by the Company of the Executive’s Target Bonus in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all senior executives of the Company;

(d)	the relocation of the Executive’s office more than 40 miles from the Executive’s principal place of employment immediately prior to the Change in Control if such relocation materially increases the Executive’s commute;

(e)	a reduction by at least 5% of the aggregate benefits under employee benefit plans provided to the Executive by the Company following a Change in Control as compared with the aggregate benefits made available to the Executive immediately prior to such Change in Control; or

(f)	any failure by a successor to Verisk to obtain the assumption in writing or by operation of law of its obligations under this Agreement by any successor to all or substantially all of the Company’s business or assets upon or prior to the consummation of any such transaction.

Notwithstanding the foregoing, the Executive shall not be entitled to terminate employment for Good Reason unless the Executive provides the Company with written notice of the events giving rise to Good Reason no later than 120 days after the date the Executive learns of the occurrence of the event and the Company fails to cure such event(s) within ten (10) days following receipt of such notice (provided that in the case of any notice pursuant to clause (f) the Company’s cure right shall end on the date of the consummation of the transaction).

1.7	ISO. The term “ISO” means Insurance Services Office, Inc., a Delaware corporation.

1.8	Pro-Rata Bonus. The term “Pro-Rata Bonus” means the Target Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is 365.

1.9	Qualifying Termination. The term “Qualifying Termination” means
(a)	The occurrence of any one or more of the following employment termination events during the Protection Period shall constitute a “Qualifying Termination”:
(i)	The Company’s termination of the Executive’s employment without Cause (as defined in Section 1.2); or

(ii)	The Executive’s resignation for Good Reason (as defined in Section 1.7).
(b)	A Qualifying Termination shall also include the termination of the Executive’s employment without Cause by the Company or by the Executive for Good Reason on or after the execution of a definitive agreement which results in a Change in Control.

(c)	A Qualifying Termination shall not include a termination of employment by reason of death, Disability, the Executive’s voluntary termination of employment without Good Reason, or the Board’s termination of the Executive’s employment for Cause.

(d)	The date of a Qualifying Termination shall be the date the Executive has a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder (the “Code”).
1.10	Protection Period. The Term “Protection Period” means the two (2) year period commencing on the Change in Control and ending on the second anniversary of the Change in Control.

1.11	Target Bonus. The term “Target Bonus” means the higher of (i) the target cash award opportunity as a percentage of the Executive’s annual base salary under the Company’s annual short term incentive compensation plan in effect for the Executive immediately prior to the Change in Control and (ii) the target cash award opportunity as a percentage of the Executive’s annual base salary under the Company’s annual short term incentive plan in effect for the Executive for the fiscal year in which the Qualifying Termination occurs.

2.	Severance Benefits for a Qualifying Termination. Upon the occurrence of a Qualifying Termination:
(a)	Severance Payment. The Company shall pay to the Executive an amount equal to two times the sum of (i) the greater of (A) the Executive’s annual base salary as of immediately prior to the occurrence of the Change in Control or (B) the Executive’s annual base salary as in effect on the date of the Qualifying Termination (but not reduced by any reduction described in Section 1.6(b) above that would constitute Good Reason) and (ii) the Target Bonus. The payment shall be made in a lump sum within 30 days after the Executive delivers an executed release (as provided in clause (f) below) to the Company, provided that the Executive delivers such release on or after the date of the Qualifying Termination and does not revoke such release in accordance with its terms.

(b)	Additional Severance Payment. The Company shall pay to the Executive at the same time as the payment in clause (a) above, a Pro-Rata Bonus.

(c)	Vesting of Equity Awards. The Executive’s outstanding equity awards shall fully vest on the date of the Qualifying Termination, and the Executive shall have full term to exercise any vested stock options (including options vesting pursuant to this clause (c)).

(d)	Severance Health Benefits. Commencing upon a Qualifying Termination and continuing through the 18-month anniversary of such Qualifying Termination, the Executive and/or the Executive’s family, as the case may be, shall receive all medical and dental benefits provided to active employees of the Company, and such benefits shall be provided to the Executive (and his family) at the same cost active employees are paying for such coverage.

(e)	Other Entitlements. The Company shall also pay the Executive for any earned but unpaid amounts, including, without limitation, base salary through the date of termination, any accrued but unused vacation days, any incentive award for performance periods which ended prior to the date of termination, and reimbursement of any unreimbursed business expenses.

(f)	Release. The benefits described in this Section 2 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) and delivers to the Company a release and waiver of legal claims in the form attached hereto as Exhibit A no later than 30 days following the Qualifying Termination.
3.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or a successor to the Company for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or a successor to the Company. However, if the Executive receives severance benefits under this Agreement, the Executive is not also entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including, but not limited to any restricted stock or stock option agreements), deferred compensation and other benefit programs listed in Section 1.6(e), life insurance coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or a successor to the Company (“Company Arrangement”) on or after the date of the Qualifying Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

4.	Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

5.	Section 280G Cut-Back.
(a)	If (i) the aggregate of all payments, benefits, entitlements or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement, any Company Arrangement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) if received by Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount that Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount”, as defined in and under Section 280G of the Code, less $1.00, then (iii) cash 280G Benefits shall (to the extent that the reduction of such cash 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 5(a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor shall be a nationally recognized United States public accounting firm chosen by the parties.

(b)	It is possible that after the determinations and selections made pursuant to Section 5(a) the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 5(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. For purposes of this provision, an Excess Payment shall only be a payment which exceeds the sum of (x) the amount that the Executive is required to pay (including interest, taxes and penalties) to the Internal Revenue Service plus the Executive’s costs (including attorneys’ fees for defending such action) and (y) the amount he would have otherwise retained if Section 5(a) had been properly applied. In the event that it is determined by a court or by the Auditor upon request by the Company or the Executive, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from (x) the date such amount would have been paid to Executive had the provisions of Section 5(a) not been applied through (y) the date of payment. For the avoidance of doubt, in the event Executive is paid or provided additional parachute payments which result in the cutback under Section 5(a) no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the 280G Benefits which were originally cutback.
6.	Compliance With Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to Section 2 constitutes a “deferral of compensation” subject to Section 409A and does not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)) (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), Executive is a “specified employee,” as such term is defined in Treasury Regulation Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest at the Company’s cost of borrowing, on the first business day following the end of the six (6) month period or following the date of the

Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in Section 2. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provisions shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Executive receives in one taxable year shall not affect the amount of such reimbursements that the Executive receives in any other taxable year.
7.	Confidentiality. Executive acknowledges that by virtue of his employment with the Company Parties, he has or may be exposed to or has had or may have access to confidential information of the Company Parties regarding their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, customer lists or records, customer information, mark-ups, project materials, information regarding independent contractors, marketing techniques, supplier information, accounting methodology or other information which gives, or may give, the Company an advantage in the marketplace against their competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when acquired or developed by the Company, or which subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive to use the Proprietary Information to unfairly benefit himself or other individuals or entities. Executive acknowledges that the Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with the Company. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company Parties, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or agency, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of the Company or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify the Company of the same and cooperate with the Company, at the Company’s’ expense, to obtain appropriate protective orders in respect thereof. Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information as the Company may reasonably request.

8.	Non-Solicitation/Non-Competition. Executive covenants and agrees that, while employed by the Company, and for a period of 12 months following the termination of his employment, for any reason whatsoever, he shall not:
(a)	directly or indirectly solicit for employment (by Executive or any other person), offer employment to, or employ or contract for the services of any person who was an employee of the Company or its affiliates
(i)	at the time Executive’s employment with the Company terminates, or

(ii)	at any time within three (3) months prior to such termination;
(b)	directly or indirectly, for himself or on behalf of any other, solicit from any person or entity who was a customer of the Company at any time within a two-year period prior to the termination of Executive’s employment with the Company any business that is directly or indirectly competitive with the business of the Company or any of its affiliates;

(c)	without the written consent of the Company, directly or indirectly enter into any business relationship (either as principal, agent, board member, officer, consultant, employee, member, shareholder, or any other capacity) with any person, business or other entity that competes in any material respect with any material business activity conducted by the Company any of its affiliates.
Upon the written request of Executive, the Company will advise Executive whether or not a specific activity which Executive is contemplating would violate the foregoing restriction, provided that (i) such request is made prior to Executive engaging in such activity and (ii) Executive provides the Company with such information as the Company determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects.

9.	Successors and Assigns.
(a)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
10.	Director & Officer Insurance and Indemnification. During the Protection Period and, upon a Qualifying Termination, for so long thereafter as the Executive could be subject to liability, the Company, as applicable, shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive for claims relating to the Executive’s service as an employee, officer, or director of the Company, on terms and conditions no less favorable to the Executive (e.g., with respect to scope, amounts and deductibles) provided to then-existing officers and directors of the Company. The Company shall indemnify the Executive to the fullest extent permitted by the general laws of the State of New Delaware and shall provide indemnification expenses in advance to the extent permitted thereby. The Company will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances. The indemnification and advancement of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled pursuant to the Company’s Articles of Incorporation or By-laws or under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, shall continue in respect of all events occurring while the Executive was a director of or employed by the Company after the Executive has ceased to be a director of or employed by the Company, and shall inure to the benefit of the estate, heirs, executors and administrators of the Executive.

11.	Reimbursement of Legal Fees. The Company shall pay in advance of final disposition all reasonable fees and expenses, if any (including without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company, subject to the Executive’s repayment of such fees and expenses if the Executive does not substantially prevail in connection with any such dispute. The Company shall pay such fees promptly following the Executive’s request for such payment supported by appropriate documentation of such fees and expenses.

12.	Notice. All notices, requests, demands or other communications which are required, permitted or contemplated hereunder shall be given or made in writing delivered in person or by certified mail (return receipt requested) to the Company at 545 Washington Blvd., Jersey City, NJ, 07310-1686, Attention: General Counsel, and to Executive at the address on the Company’s records, or such other address as a party may designate in a notice delivered in accordance with this Section 11. Such notices shall be effective, in the case of personal delivery, upon such delivery; and, in the case of mailing by certified mail, on the second (2nd) business day after mailing thereof.

13.	Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be held invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

14.	Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, and local taxes that are required to be withheld by applicable laws or regulations.

15.	Entire Agreement. Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof. This Agreement shall be effective from the Effective Date and can only be amended, modified or terminated in a writing, specifically referencing the provision being so amended, modified or terminated, and signed by the Company and the Executive.

16.	Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of New Jersey (without regard to conflict of laws principles). The Executive hereby consents to the jurisdiction of the state and Federal courts in the State of New Jersey in the event that any disputes arise under this Agreement.

17.	Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

18.	Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of the Executive’s employment with the Company.

19.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

VERISK ANALYTICS, INC.
By:
Name:
Title:

THE EXECUTIVE